Exhibit 99.1

Arrow Electronics Signs Definitive Agreement to Acquire Computerlinks

-- Expands Enterprise Computing Solutions’ Geographic Footprint and Product Offerings --

ENGLEWOOD, Colo.--(BUSINESS WIRE)--August 27, 2013--Arrow Electronics Inc. (NYSE:ARW) announced today that the company has signed a definitive agreement pursuant to which Arrow will acquire Computerlinks, a value-added distributor with a comprehensive offering of IT solutions from many of the world’s leading technology suppliers.

“This acquisition supports our strategy to serve the data center of the future and strengthens our position in this rapidly growing segment. We are excited to welcome the Computerlinks team to Arrow,” said Michael J. Long, chairman, president and CEO of Arrow.

Headquartered in Munich, Germany, Computerlinks has operations in Europe, North America, the Middle East and Asia. Sales in 2013 are estimated to total approximately €700 million ($950 million in accordance with Generally Accepted Accounting Principles in the United States), and this acquisition is expected to be $.20 to $.24 accretive to earnings per share, excluding the impact of the amortization of related intangible assets, in the first year post closing. The purchase price is approximately €230 million ($300 million). The acquisition is subject to regulatory approvals and is expected to close in the fourth quarter of 2013.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 100,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 470 locations in 55 countries.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release includes forward-looking statements, including statements addressing future financial results. These statements are subject to a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new global financial system and the company’s planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

CONTACT:
Arrow Electronics Inc.
Contacts:
Greg Hanson, 303-824-4537
Vice President and Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations, and Chief Financial Officer
or
Media Contact:
John Hourigan, 303-824-4586
Vice President, Global Communications